UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
______________________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: January 19, 2010

GENESIS SOLAR CORPORATION
(Name of registrant as specified in its charter)

Colorado	2-87052-D	84-0194754
State of	Commission File	IRS Employer
Incorporation	Number	Identification No.

4600 South Ulster Street, Suite 800
Denver, CO 80237
Address of principal executive offices

303-221-3680
Telephone number, including
Area code

6400 South Fiddler’s Green Circle, Suite 1840
Greenwood Village, CO
Former name or former address if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 1.01 – Entry Into a Material Definitive Agreement

     On January 19, 2010 Genesis Solar Corporation (the “Company”) entered into a second amendment (the “Amendment”) to the earlier (July 24, 2009) Stock Purchase Agreement (the “SPA”) with Genesis Energy Investments PLC (“GEI Plc”). The material terms of the SPA were originally reported in the Company’s Form 10-Q for the quarter ended June 30, 2009, filed with the Securities and Exchange Commission (the “SEC”) on August 14, 2009. Additionally, the terms of the SPA as previously amended were reported in a current report on Form 8-K filed with the SEC on November 30, 2009.

     As previously disclosed the Company and GEI Plc entered into an agreement regarding the potential acquisition of GEI Plc’s entire interest in Genesis Solar España, S.L. (“GSE”), Genesis Solar Singapore Pte. Ltd. (“GSS”), and a third subsidiary, Genesis Solar Hungary Kft (“GSH”). Collectively GSE and GSS are referred to herein as the “Acquired Companies.”

     The Amendment provides that the Company will acquire not only GEI Plc’s entire equity interest in GSE and GSS (and continue to have a separate option to acquire GEI Plc’s equity interest in GSH), but also will acquire all of GEI Plc’s “know how” it owns and has attributed to the Acquired Companies. The SPA as amended by the Amendment sets forth how the “know how” will be delivered to the Company at the closing of the transaction. Although the Amendment does not amend the total consideration to be paid for the equity interests in the Acquired Companies, it allocates the consideration among the assets being acquired as follows:

§	For the acquisition of the GSE equity interest the Company will issue GEI Plc 7,000,000 shares of Company common stock and one share of Company Series A Preferred Stock.

§	For the acquisition of the GSS equity interest the Company will issue GEI Plc 2,000,000 shares of Company common stock.

§	For the GEI Plc “know how” in the Acquired Companies the Company will issue GEI Plc 336,493 shares of its common stock.

None of securities being issued in consideration for the acquisition of the equity interests in the Acquired Companies will be issued until the closing of the transaction. Further, the Company has not created the series of preferred stock contemplated by the SPA and does not intend to do so until shortly before the closing of the transaction.

     The Amendment provides that at the Company’s election the closing of the entire transaction may take place through two separate closings. The Company may elect to acquire the GSE equity interest at any time prior to March 1, 2010 and then elect to defer the purchase of the GSS equity interest until the earlier of March 1, 2010 or the termination of any applicable waiting period required under U.S. antitrust laws. Alternatively, the Company may elect to close the transaction at a single closing within the time frame prescribed by the SPA (as amended). If the Company elects to acquire the GSE equity interest and GSS equity interest through two separate closings it may elect to acquire the GEI Plc “know how” at either closing.

     The transaction contemplated by the SPA as amended is subject to a number of conditions including the Company being able to complete its due diligence and legal compliance, both of which require that the Company obtain a significant amount of additional financing. In addition, completion of the transactions are subject to satisfactory due diligence and each party meeting or waiving certain conditions precedent. In order for the Company to meet its obligations under the conditions precedent, the Company will have to raise a significant amount of additional capital, the availability of which cannot be assured. There can be no assurance that the Company will be able to meet the conditions precedent to its contemplated acquisition, or that if the Company does meet the conditions precedent that the Company will be able to complete the acquisition or the pre and post closing actions that the SPA, as amended, contemplates. In addition, there are many other issues involved in the transaction, including coordinating international legal requirements, international operations, and the significant expense of international communications and travel.

     Also as previously disclosed, GEI Plc is an affiliate of Genesis Capital Management Ltd (“GCM Ltd”) which, through its control of Genesis Investment Fund Ltd, is the single largest Company shareholder. In addition, GCM Ltd owes certain funds to both the Company and GEI Plc, which repayments will be made in full if the transactions contemplated by the SPA are completed. Also, GEI Plc and its agents incurred an obligation to an affiliate of David Brenman, the Company’s President, through a previous agreement. Pursuant to that agreement GEI Plc previoiusly agreed to deliver Mr. Brenman up to 277,879 shares of Company common stock upon, or immediately after, the closing of the transaction contemplated by the SPA. The parties later reached an alternative agreement with respect to those shares, and on or about January 13, 2010 GEI Plc delivered 220,000 shares to Mr. Brenman in consideration for services provided.

Item 9.01 – Financial Statements and Exhibits

(c)	Exhibits

10.1	Amendment No. 2 dated January 19, 2010, to Stock Purchase Agreement dated
July 24, 2009

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant caused this report to be signed on its behalf by the undersigned, thereunto duly authorized, on the 19th day of January 2010.

Genesis Solar Corporation (formerly known as Cogenco International, Inc.)

By:_/s/ David W. Brenman.
David W. Brenman, President